                                 (LOGO) ARAMARK

                    Notice of Annual Meeting of Stockholders

To our Stockholders:

     The annual meeting of the stockholders of ARAMARK Corporation, a Delaware corporation, will be held on the Sixteenth Floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 14, 1995, at 3:00 p.m. Philadelphia time, for the following purposes:

         1.      To elect directors for the ensuing year.

         2. To consider and act upon a proposal to approve the 1991 Stock Ownership Plan, as amended.

         3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on December 29, 1994 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by stockholders for any purpose germane to the meeting for a period of ten days prior to the meeting at the offices of ARAMARK at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

     Whether or not you expect to attend the meeting in person, please fill in, date and sign the enclosed proxy card and mail it in the enclosed return envelope provided for that purpose.



                                             Martin W. Spector
                                             Executive Vice President
                                             and Secretary

Dated:  January 10, 1995

                                 (LOGO) ARAMARK

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

Solicitation by Board of Directors

     This statement is furnished in connection with the solicitation by the Board of Directors of ARAMARK Corporation (herein called "ARAMARK" or the "Company") of proxies for use at the annual meeting of its stockholders to be held on February 14, 1995, and at any adjournment thereof. Stockholders who execute proxy cards may revoke them at any time before they are voted by delivering a later-dated proxy card or written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

     ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). It is expected that proxy cards and proxy statements will be mailed to stockholders on or about January 10, 1995.

Shares Outstanding and Voting Rights

     Only holders of shares of Common Stock Class A and Common Stock Class B of record at the close of business on December 29, 1994 are entitled to vote at the meeting. On that date, there were outstanding 2,090,600 shares of Common Stock Class A and 24,328,067 shares of Common Stock Class B (together, the "Common Stock"). Each holder of Common Stock entitled to vote will have the right to one vote for each such share standing in his, her or its name on the books of ARAMARK. Holders of Series C Preferred Stock are not entitled to notice of, or to vote at, the meeting.

     All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly signed and dated proxy card, the shares will be voted as recommended by the Board of Directors. Where a stockholder, by marking a proxy card, withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate.

1.   Election of Directors

     Twelve directors will be elected by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors:

           Joseph Neubauer                    Lee F. Driscoll, Jr.
           Robert J. Callander                Mitchell S. Fromstein
           Alan K. Campbell                   Edward G. Jordan
           Ronald R. Davenport                Thomas H. Kean
           Davre J. Davidson                  Reynold C. MacDonald
           Philip L. Defliese                 James E. Preston

     If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxy cards will have the right to vote for a substitute in each case, or the Board of Directors will take appropriate action to reduce the number of directors.

2.   1991 Stock Ownership Plan, as amended

     The 1991 Stock Ownership Plan (the "Plan") is a part of the ARAMARK Ownership Program. The Program and the terms of purchase opportunities granted under the Program are generally described under "The ARAMARK Ownership Program". A copy of the Plan is attached to the Proxy Statement, and is specifically incorporated herein by reference.

     The Plan was adopted by the Board of Directors in November 1991 and was amended in 1994. The Plan provides for issuance of up to 10,000,000 shares of Class B Common Stock through the granting of purchase opportunities and options, which for federal income tax purposes are intended to be nonqualified options. On December 29, 1994, 6,834,716 purchase opportunities and options were outstanding under the Plan and 1,533,388 shares were available for the granting of future purchase opportunities and options.

     The Plan allows the Company to offer, and under the Plan the Company has offered, stock purchase opportunities to selected employees in three different ways: the direct sale of shares, the grant of stock purchase opportunities, and the grant of stock options. In choosing the form of stock ownership opportunity to be offered, the Company considers, among other factors, the number of offerees and their ability generally to finance an investment.

     The Plan provides that the terms of purchase opportunities outstanding under the Plan and the number of shares authorized under the Plan will be appropriately adjusted upon the declaration of stock dividends and upon the occurrence of certain other events.

     The Plan grants certain administrative authority to the Human Resources, Compensation and Public Affairs Committee (the "Committee") which consists of six members of the Board of Directors.

     The Committee is authorized to grant purchase opportunities and to determine the number of shares to be offered thereby to each selected key employee. The term "key employee" is not defined in the Plan, and subject to the express provisions of the Plan, the Committee has complete authority to determine the employees who receive purchase opportunities thereunder. As a result, the number of employees eligible to participate in the Plan is not determinable.

     The Company will use the net proceeds from the sale of shares pursuant to exercises of purchase opportunities for general corporate purposes.

     The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not "qualified" within the meaning of Section 401(a) of the Internal Revenue Code.

     The Plan is being proposed for approval by stockholders at this time to allow ARAMARK officers to use the stock-for-stock method of exercising installment stock purchase opportunities and options that is being made available to other employees. The stock-for-stock method of exercise is much the same as selling currently owned shares and then using the cash proceeds to pay a portion of the exercise price. There is a significant tax difference, however, in that no taxable capital gain is currently generated by the use of a stock-for-stock exercise.

     Currently, an officer or director is prohibited from "profiting" upon any purchase and sale, or sale and purchase, of Common Stock within a six month period. For these purposes, a stock-for-stock exercise in January would be considered a sale at the then-current appraisal price and could be "matched" with an earlier purchase at a lower appraisal price, such as the receipt of an installment stock purchase opportunity in the previous November or even a Company match under the stock unit retirement plan in the previous September. The regulations of the Securities and Exchange Commission (the "SEC") provide an exemption from this result, but only if the plan under which the purchase opportunity or option was granted has been approved by stockholders. Accordingly, at the time the stock-for-stock exercise method was presented to the Human Resources, Compensation and Public Affairs Committee of the Board of Directors for approval, senior management also proposed that the Board of Directors recommend to stockholders that the Plan be approved. If the Plan is approved, then officers and directors may use the stock-for-stock exercise method to the same extent as other employees, for exercising both currently outstanding and future grants of purchase opportunities and options under the Plan. In addition, because the current administration of the Plan by the Committee is considered "disinterested" under current SEC regulations, the grant of a purchase opportunity or an option will also generally not be considered a purchase for these purposes. If the Plan is not approved, then outstanding installment purchase opportunities and options will not be affected. However, officers and directors will generally not be able to use the stock-for-stock exercise method to exercise purchase opportunities and options granted under the Plan. The 1984 Stock Option Plan and the 1987 Stock Option Plan, whose terms are substantially identical to the Plan, have been previously approved by stockholders.

     To be approved, the Plan must receive the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting (voting as a single class).

         The Board of Directors recommends a vote FOR the Plan.

Directors

Name  (Age as of November 1, 1994)    Office Held (Committee)        Since
----------------------------------    -----------------------        -----
Joseph Neubauer (53)................. Chairman and President         1979
                                      and Director (1)(2)(3)
Robert J. Callander (63)............. Director(2)(3)(4)              1986
Alan K. Campbell (71)................ Director (4)                   1980
Ronald R. Davenport (58)............. Director(1)(4)                 1980
Davre J. Davidson (83)............... Director(2)(3)                 1959
Philip L. Defliese (79).............. Director(1)(2)(3)              1979
Lee F. Driscoll, Jr. (68)............ Director(1)                    1973
Mitchell S. Fromstein (66)........... Director (3)(4)                1990
Edward G. Jordan (64)................ Director(1)(3)(4)              1980
Thomas H. Kean (59).................. Director                       1994
Reynold C. MacDonald (76)............ Director(1)(2)(3)              1977
James E. Preston (61)................ Director(4)                    1993
----------------------
     The numbers following the offices held by the directors indicate membership in the following Board committees during fiscal 1994:

     (1)  Audit and Corporate Practices
     (2)  Executive
     (3)  Finance
     (4)  Human Resources, Compensation and Public Affairs

Directors Meetings and Committees

     ARAMARK's Board of Directors held 7 meetings during fiscal 1994. The Board has certain standing committees which are described below. During fiscal 1994, each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he served.

     The Audit and Corporate Practices Committee reviews the periodic financial reports and the accounting principles used by the Company and the adequacy of the Company's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment, and approves the compensation, of the Company's independent public accountants and monitors compliance with the Company's business conduct policy. It held 5 meetings during fiscal 1994.

     The Executive Committee, when acting by unanimous vote of all members, has the full power of the Board of Directors when the Board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. It held 4 meetings during fiscal 1994.

     The Finance Committee reviews the overall financial and business plans of the Company, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt and the performance of the Company's retirement benefit plans. It recommends to the Board specific transactions involving the foregoing, and it has been empowered by the Board to approve certain financial commitments and acquisitions and divestitures by the Company up to specified levels. It held 5 meetings during fiscal 1994.

     The Human Resources, Compensation and Public Affairs Committee consists entirely of outside directors. The Committee determines the base salary of the Chairman and President (subject to review and approval by the Board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of the Company's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews the Company's contribution policy and practices for its retirement benefit plans. The committee is also authorized to exercise the Company's rights and powers under the Restated and Amended Stockholders' Agreement, including approval of grants of stock purchase opportunities under the ARAMARK Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held 5 meetings during fiscal 1994.

Business Experience

     The principal occupations during the past five years of the Company's directors and other directorships currently held by directors are as follows:

     Mr. Neubauer has been president and chief executive officer of the Company since February 1983 and the chairman since April 1984. He is a director of Bell Atlantic - Pennsylvania, Inc., Federated Department Stores, Inc., First Fidelity Bancorporation, Penn Mutual Life Insurance Co. and Versa Services Ltd.

     Mr. Callander was vice chairman of Chemical Bank from February 1987 until August 1990. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group, Inc., Beneficial Corporation, Latin American Dollar Income Fund, New Asia Fund, Omnicom Group, Inc., and Scudder World Income Opportunities Fund.

     Dr. Campbell was vice chairman of the Company from April 1984 to February 1991 and was executive vice president from December 1980 until his retirement in September 1990.

     Mr. Davenport has been the chairman and president of Sheridan Broadcasting Corporation since 1972. He is a director of Bell Atlantic - Pennsylvania, Inc.

     Mr. Davidson founded ARAMARK in 1959, and was its chief executive officer and chairman until his retirement in July 1977.

     Mr. Defliese was the chairman and managing partner of Coopers & Lybrand prior to his retirement in 1977 and is currently Professor Emeritus, Graduate School of Business, Columbia University.

     Mr. Driscoll was a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll from January 1984 until December 1990. He is a director of Versa Services Ltd.

     Mr. Fromstein has been chief executive officer and president of Manpower Inc. since March 1976. He is a director of Manpower Inc. and ARI Network Services, Inc.

     Mr. Jordan served as the president of The American College from October 1982 until December 1987. He is a director of Acme Steel Company and Pittston, Inc.

     Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Bell Atlantic Corporation, Beneficial Corporation, Fiduciary Trust International and United Health Care Corporation.

     Mr. MacDonald serves as a consultant to Acme Steel Company. He was chairman of Acme Steel Company from June 1986 until May 1992. He is a director of Acme Steel Company and Kaiser Steel Resources.

     Mr. Preston has been the chairman, president, chief executive officer and a director of Avon Products, Inc. since 1989. He is a director of F. W. Woolworth Company and Reader's Digest Association.

Executive Compensation

     The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to the Company in the years indicated.

                                                     Annual Compensation      Stock       All
                                              Fiscal -------------------     Options     Other
Name and Current Principal Position            Year    Salary      Bonus    Granted(#)  Comp(1)
-----------------------------------            ----   --------   --------   ----------  -------
Joseph Neubauer                                1994   $790,000   $650,000          0    $  5,500
  Chairman, President and                      1993   $760,000   $550,000          0    $ 17,000
  Chief Executive Officer                      1992   $753,000   $575,000    105,252    $  5,000
Julian L. Carr, Jr.                            1994   $320,000   $215,000          0    $  5,500
  Executive Vice President and                 1993   $300,000   $205,000          0    $  5,000
  President of ARAMARK Health &                1992   $275,000   $195,000     42,100    $  5,000
  Education Services Sector
James E. Ksansnak                              1994   $330,000   $235,000          0    $  5,500
  Executive Vice President,                    1993   $315,000   $195,000          0    $  5,000
  Finance and Personnel                        1992   $306,000   $200,000     42,100    $  5,000
  Chief Financial Officer
William Leonard                                1994   $345,000   $240,000          0    $  5,500
  Executive Vice President, and                1993   $290,000   $225,000    185,040    $ 14,000
  President of ARAMARK Food &                  1992   $257,000   $200,000     42,100    $ 10,000
  Support Services Sector
Martin W. Spector                              1994   $317,000   $210,000          0    $  5,500
  Executive Vice President,                    1993   $307,000   $175,000          0    $  5,000
  General Counsel and                          1992   $303,000   $180,000     37,892    $  5,000
  Secretary

------------------------
(1) Other compensation includes employer contributions to the Stock Unit Retirement Plan, plus for fiscal 1993, above-market interest accrued during the period on deferred compensation. Above-market is defined as the portion of interest in excess of 120% of the applicable federal long-term rate.

Stock Purchase Opportunities

     Of the more than 4,000,000 stock purchase opportunities granted in fiscal 1994, none were granted to the named executive officers.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 1994 and the unexercised options held as of September 30, 1994.

                 Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                         (Stock Purchase Opportunities)

                                                         Number of Options Held         Current Value of Options Held (2)
                          Shares                      -----------------------------     ---------------------------------
                       Acquired on      Value        Currently       Not Currently         Currently     Not Currently
         Name           Exercise     Realized (1)   Exercisable       Exercisable         Exercisable     Exercisable
         ----           --------     ------------   -----------      -------------        -----------    -------------
Joseph Neubauer         53,072        $369,504        85,176             69,556            $803,706        $519,475
Julian L. Carr, Jr.     16,692        $ 85,065        41,840             28,888            $367,152        $207,531
James E. Ksansnak       36,756        $278,763        38,896             27,820            $348,979        $207,773
William Leonard         29,532        $114,982        85,728            151,504            $639,367        $558,976
Martin W. Spector       15,192        $ 77,570        85,600             26,112            $869,670        $198,669

--------------------
(1) Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.

(2) Options currently exercisable and current values of options are determined as of September 30, 1994. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.

     The following graph compares the five year cumulative return Class B Common Stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.

            Five Year Cumulative Total Shareholder Return







              "Graph filed separately under Form S-E"

     Cumulative total return is stated as a percentage of the base year (1989) stock price. Cumulative total return in a given year equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the year-end stock price, (ii) divided by the base year stock price.

            ARAMARK                                 Dow Jones
          Fiscal Year                               Consumer
            Ended        ARAMARK      S&P 500     Non-Cyclical
            -----        -------      -------     ------------
             1989        100.00        100.00        100.00
             1990        122.56         90.93        107.47
             1991        142.10        118.53        155.72
             1992        168.74        131.53        169.92
             1993        215.66        148.40        152.68
             1994        255.42        154.42        180.59


     Directors who are employees of the Company are not paid directors' fees. Directors who are not employees receive an annual retainer of $25,000 for serving on the Board, $3,000 for services as chairman of a Board committee and $1,000 for otherwise serving on a committee, and they receive meeting fees of $1,000 per day for attendance at meetings of the Board, and for each committee meeting.

     The Company has employment agreements or arrangements with all of its officers, under which they are currently being paid annual salaries ranging up to $820,000. Generally, these are for indeterminate periods terminable by either party upon notice ranging from eight weeks to six months. Mr. Neubauer's agreement currently provides for services to February 17, 1995 (with automatic renewals for successive three year terms unless terminated) at a current annual base salary of $820,000 and for fully vested supplemental benefits upon his death of 25% of his highest base salary payable to his surviving spouse, if any, annually for life or upon his retirement, disability or termination for any other reason of 50% of his highest base salary payable to him annually for life. Upon termination by the Company without cause, Mr. Neubauer's management incentive bonus shall be prorated through the time of termination; his base salary at time of termination shall continue for a period of three years after termination; and, his supplemental benefits shall commence at the end of such three year period. Messrs. Carr, Ksansnak, Leonard, and Spector have current annual base salaries of $337,000, $342,000, $362,000 and $327,000, respectively.
Several agreements provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death or termination of employment.

     The Company currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Committee Report On Executive Compensation

     The Company's compensation programs are designed to support the Company's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with the Company's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.

     Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of the Company, the current rate of inflation and general compensation levels in the industries in which the Company operates. For fiscal 1994, the guideline increase for executive officers, including the five named individuals, was 3.5%. The specific salary increases for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the Board of Directors of the Company; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee. Mr. Neubauer's salary was increased by 3.8% during fiscal 1994. The federal tax deductibility limitation on executive officer compensation is not applicable to the compensation paid to Company executive officers during fiscal 1994. If in future fiscal years, the compensation payable to a Company executive officer would cause such limitation to be applicable, the Committee may take such limitation into consideration in any review of the Company's compensation programs and their application to executive officers.

     Bonus. Senior executive officers participate in the Company's management incentive bonus program. Bonuses are awarded annually based in part upon the attainment of predetermined financial goals and in part upon the attainment of individual objectives. Generally, non-financial objectives represent 40% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 60% of the bonus potential. An employee's bonus potential generally varies, as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit which is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Mr. Neubauer, the Committee awards a bonus based on a general review of the Company's and Mr. Neubauer's performance. The Committee believes this is appropriate for Mr. Neubauer's position as chief executive officer, rather than establishing specific financial goals or non-financial objectives. Mr. Neubauer was awarded 78% of his maximum bonus potential for fiscal 1994.

     Performance measures. The Company uses various financial measures to evaluate the performance of the Company and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures used are REVENUE GROWTH, EBIT, RONA and, in addition, for overall corporate performance NET INCOME and ATROI. EBIT is Earnings Before Interest and Taxes. RONA is Return on Net Assets. ATROI is After Tax Return on Investment. Targets for each of these performance measures are established annually in the Company's business plan, which is approved at the beginning of the fiscal year by the Board of Directors.

     Stock Purchase Opportunities. The Committee believes that management ownership contributes to the Company's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Committee, accordingly, grants stock purchase opportunities to selected management employees. In addition, the Committee has in 1994 implemented an expanded ownership program, to further expand the number of management owners. The terms of the installment stock purchase opportunities and the expanded ownership opportunities are generally described under "The ARAMARK Ownership Program." Individual grants are generally made by the Committee in connection with hires, promotions and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Committee. The Company has in the past also made broad-based grants to management employees.

     Compensation Committee Interlocks and Insider Participation. Mr. Campbell, who was an Executive Vice President until his retirement in September 1990, is a member of the Committee.

     Members of the Committee:

        Robert J. Callander, Chair          Mitchell S. Fromstein
        Alan K. Campbell                    Edward G. Jordan
        Ronald R. Davenport                 James E. Preston

Security Ownership of Certain Beneficial Owners and Management

     The following table presents certain information as of December 29, 1994 with respect to shares of the Common Stock and Preferred Stock of the Company beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (on a Class B equivalent basis), by each director and by each named executive officer.

                                                 Common Stock
                                       ------------------------------------
                                                             Percent               Preferred Stock
                                                      ---------------------    -----------------------
                                       Number of       Voting      Total        Number      Percent of
                                       Shares (3)      Power    Outstanding    of Shares   Outstanding
                                       ----------      ------   -----------    ---------   -----------
Trustees for various ARAMARK
 employee benefit plans (1)(2)         9,638,730        3.6%         21.3%            0           0.0%
Joseph Neubauer                        4,984,405       18.8%         11.0%        3,665          22.0%
Robert J. Callander                      117,160           *             *           44              *
Alan K. Campbell                         230,160           *             *          172           1.0%
Ronald R. Davenport                       46,000           *             *            0              *
Davre J. Davidson                          4,040           *             *            3              *
Philip L. Defliese                        96,000           *             *           66              *
Lee F. Driscoll, Jr.                       2,839           *             *           82              *
Mitchell S. Fromstein                     99,360           *             *           36              *
Edward G. Jordan                         120,000           *             *           90              *
Thomas H. Kean                            30,800           *             *            0              *
Reynold C. MacDonald                     108,000           *             *            0              *
James E. Preston                          35,000           *             *            0              *
Julian L. Carr, Jr.                      613,232        2.3%          1.4%          415           2.5%
James E. Ksansnak                        712,952        2.7%          1.6%          250           1.5%
William Leonard                          495,732        1.9%          1.1%            0              *
Martin W. Spector                        839,792        3.2%          1.9%          300           1.8%
All directors and executive
 officers as a group (30 persons)     12,210,680       45.0%         26.6%        6,785          40.7%
All employees **, directors and
 employee benefit plans as a group    37,702,149       96.3%         77.0%        9,837          59.0%
----------------------
(1) The address of this stockholder is ARAMARK Corporation, ARAMARK Tower,
    1101 Market Street, Philadelphia, PA 19107
(2) The trustees are Alan K. Campbell, James E. Ksansnak and Martin W. Spector.
(3) Includes shares issuable upon the exercise of currently exercisable stock purchase opportunities and options.
 *  Less than 1%.
**  Includes children and other transferees for estate planning purposes.

The ARAMARK Ownership Program

     The ARAMARK Ownership Program (the "Program") is designed to provide an opportunity for selected management employees of the Company and its subsidiaries to acquire an ownership interest in the Company and thereby give them a more direct continuing interest in the future success of the Company's business. Under the Program, direct ownership in the Company has increased from 62 original management investors in December 1984 to approximately 1,000 management investors owning more than approximately 54% of the equity. At December 29, 1994, management employees and directors held installment stock purchase opportunities for 10,354,703 shares and stock options for an additional 1,362,132 shares. In addition, during 1994 expanded ownership opportunities for approximately 628,000 shares were granted to approximately
3,100 management employees who had not previously been granted installment stock purchase opportunities.

     The Company's senior management believes that management ownership has significantly contributed to the Company's success, and intends to continue to use the Program to expand both the number of management investors and their percentage ownership.

     Through installment stock purchase opportunities and expanded ownership purchase opportunities, the Company has granted to approximately 4,100 management employees an opportunity to invest in, or increase their investment in, the Company.

     The purchase price for shares subject to either installment stock purchase opportunities ("ISPOs") or expanded ownership purchase opportunities ("EXPOs") is the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Company's Stockholders'
Agreement. Purchase opportunities are not transferable. Each purchase opportunity is exercisable only by the employee to whom it is granted.

     Each installment stock purchase opportunity has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire installment purchase opportunity is canceled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date is canceled. Each installment stock purchase opportunity is exercisable only while an employee of the Company or a subsidiary.

     Each expanded ownership purchase opportunity provides that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her expanded ownership purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the entire grant is canceled. The expanded ownership opportunities were awarded to approximately



3,100 management employees who had not previously been granted installment stock purchase opportunities. The size and the structure of the expanded ownership opportunities were approved, taking into consideration the general compensation levels of the recipients, the size of the cash investment that would be required, the general suitability of such an investment to recipients generally, the goal of encouraging management investors to retain the shares they acquire, the potential dilution to existing stockholders, and the costs and additional administrative requirements of such expanded ownership.

     In connection with the exercise of installment purchase opportunities and non-qualified stock options, ARAMARK has adopted a deferred payment program whereby a portion of the purchase price for certain installments can be deferred at the election of the employee for approximately three years. The deferred payment obligation accrues interest and is secured by a pledge of the shares of ARAMARK Common Stock purchased. The interest rate for deferred payment obligations incurred in the current exercise period has been set at 8.5%.
Approximately 400 employees (including executive officers) participated in the program in fiscal 1994. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Carr, Ksansnak, Leonard and Spector were
$1,586,750, $187,200, $372,900, $127,800, and $111,200 respectively.

Certain Relationships and Related Transactions

     During fiscal 1994, the Company repurchased from ten executive officers
31,680 shares of common stock at an average price per share of $12.01 and 1,477 shares of preferred stock at prices equal to $1,000 per share plus accrued and unpaid dividends to the respective dates of such repurchases. The Company anticipates that it will continue to repurchase shares held by officers and directors, through the Company's internal market, and following their termination of employment or cessation as a director.

     The Company, the members of management who are equity investors in the Company and certain other investors (collectively, "Restricted Investors") are parties to an amended and restated stockholders' agreement. Restricted Investors are subject to certain restrictions on transfer, with the Company having certain rights of first offer in the event of any sales or dispositions by Restricted
Investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual Restricted Investors, such persons or their estates may cause the Company to repurchase for cash up to 30% of their shares at the then current appraisal price but only to the extent such repurchase by the Company is permitted under the Company's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares which may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the stockholders' agreement.


Relationship with Independent Public Accountants

     The Board of Directors is expected to reappoint the firm of Arthur Andersen
LLP as independent auditors for the Company for the 1995 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

     A copy of the Company's annual report on Form 10-K for the fiscal year ended September 30, 1994 has been delivered to stockholders. Stockholders are referred to the report for financial and other information about the Company.

General

     Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by the Company.

     Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

     Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of the Company in accordance with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Company's proxy statement and form of proxy for next year's annual meeting, they must be received by the Company not later than September 12, 1995. Proposals should be directed to the attention of the Corporate Secretary.



                                                                       EXHIBIT A

                              ARAMARK CORPORATION

                           1991 Stock Ownership Plan

                         (as amended November 7, 1994)

1. Purpose of Plan. The purpose of this Plan is to enable ARAMARK Corporation and its Subsidiaries to continue to compete successfully in attracting and retaining key employees and directors by making it possible for them to purchase shares of the Company's Common Stock on terms which will give them a more direct and continuing interest in the future success of the Company's business. The
Plan authorizes the granting of nonqualified options to such key employees and directors.

2.   Definitions.

     "Board" means the Board of Directors of the Company.

     "Certificate of Incorporation" means the Company's Restated Certificate of Incorporation, as it may be amended or restated from time to time.

     "Code" means the Internal Revenue Code of 1986. Any reference in the Plan to a section of the Code includes any amendments or successor provisions to such section.

     "Committee of the Board" means the Human Resources, Compensation and Public Affairs Committee or such other committee of the Board as may be delegated authority to administer the Plan.

     "Company" means ARAMARK Corporation, a Delaware corporation.

     "Employee" means an officer or other key employee employed by the Company or by a Subsidiary. It shall also include all members of the Boards of directors of the Company and Subsidiaries.

     "Optionee" means a person to whom an option has been granted under this Plan which has not expired or been fully exercised or surrendered.

     "Plan" means the 1991 Stock Ownership Plan hereby established.

     "Shares" means shares of the Common Stock, Class B, par value $.01 per share, of the Company.

     "Subsidiary" means any corporation or other entity of which the Company shall, directly or indirectly, own 50% or more of the equity, as determined for purposes of this Plan by the Board or the Committee of the Board and any other corporation or other entity in which the Company shall directly or indirectly have an equity investment and which the Board or the Committee of the Board shall in its sole discretion designate.



                                   A-1

                        1991 Stock Ownership Plan


3. Limits on Options. The total number of Shares for which options may be granted to Employees under this Plan shall not exceed in the aggregate
10,000,000 Shares. Shares for which options have expired or have been surrendered or canceled without having been exercised may again be optioned under this Plan. However, Shares covered by options for which the Company elects under paragraph (c) of Section 7 to settle all or part of its obligation by making a substitute payment in cash, Shares or a combination of both may not be optioned again under this Plan.

4.   Granting of Options.

     (a) The Committee of the Board is authorized to grant options to selected
Employees until this Plan is terminated as hereinafter provided. The number of Shares, if any, optioned in each year, the Employees to whom options are granted, and the number of Shares optioned to each Employee selected shall be wholly within the discretion of the Committee of the Board, subject only to the limitations prescribed in paragraph (b) of this Section 4 and in Section 3.

     (b) Notwithstanding anything herein to the contrary, only the Board is authorized to grant options to an Employee who is a member of the Committee of the Board and, for so long as the Optionee is a member of the Committee of the Board, all decisions and determinations relating to such options shall be made by the Board.

5. Terms of Stock Options. The terms of stock options granted under this Plan shall be as follows:

     (a) Price: The option price shall be fixed by the Board or the Committee of the Board but shall in no event be less than the greater of (i) 100% of the fair market value of the Shares subject to the option on the date the option is granted, or (ii) the par value of such Shares.

     (b) Non-Transferability: Options shall not be transferable otherwise than by will or by the laws of descent and distribution. No option shall be subject, in whole or in part, to attachment, execution or levy of any kind.

     (c) Term: Each option shall expire and all rights thereunder shall end at the expiration of such period as shall be fixed by the Board or the Committee of the Board, which period shall end not later than ten years from the date on which the option was granted, subject in all cases to earlier expiration as provided in paragraphs (d) and (e) of this Section 5 in the event of termination of employment, death, or permanent disability.

     (d) Exercise: Except as provided in paragraph (e) of this Section 5, an option shall be exercisable only by an Optionee and only while he or she is an Employee of the Company or a Subsidiary or, unless his or her employment is terminated for cause, within three months after he or she otherwise ceases to be an employee, but only if and to the extent the option was exercisable by him or her immediately prior to termination of his or her service. In no event shall an option be exercisable later than the end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 5.

     (e) Death or Disability of Employee: If an Optionee dies or becomes permanently disabled within a period during which his or her option could have been exercised by him or her, his or her option may be exercised within twelve months after his or her death or permanent disability (but not later than the



                                   A-2

                        1991 Stock Ownership Plan


end of the period fixed by the Board or the Committee of the Board in accordance with the provisions of paragraph (c) of this Section 5) by him or her or by those entitled under his or her will or the laws of descent and distribution, but only if and to the extent the option was exercisable by him or her immediately prior to his or her death or permanent disability.

     (f) Additional Terms: The Board or the Committee of the Board may include at the time an option is granted such additional terms and conditions as it deems desirable to the extent not inconsistent with this Plan.

6.   Change in Capital Structure.

     (a) If the number of issued Shares is increased or reduced by change in par value, combination, split-up, recapitalization, reclassification, distribution of a dividend payable in stock, or the like, the number of Shares for which options may be granted specified in Section 3 shall be appropriately adjusted.
The number of Shares previously optioned and not theretofore delivered and the option prices therefor shall likewise be appropriately adjusted whenever the number of issued Shares is increased or reduced by any such procedure after the date or dates on which such Shares were optioned.

     (b) In the event that the Company is succeeded by another corporation in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor corporation shall assume the outstanding options granted under this plan or shall substitute new options for them.

7.   Delivery of Shares or Cash.

     (a) An option shall be exercised by giving the Company written notice of such election to exercise and of the number of Shares to be purchased, in such form as the Board or the Committee of the Board shall have prescribed or approved.

     (b) No Shares shall be delivered upon the exercise of an option until the option price has been paid in full in cash or, at the discretion of the Board or the Committee of the Board, in whole or in part in Shares owned by the Optionee, valued at fair market value on the date notice of exercise is received by the Company.

     (c) In lieu of delivering Shares under paragraph (b) of this Section 7, the Board or the Committee of the Board may elect, in its sole discretion, to settle all or part of its obligation to deliver Shares by making a substitute payment of cash, Shares or a combination of cash and Shares equal in value to any excess of the fair market value (as of the date notice of exercise is received by the Company) of the Shares which the Board or the Committee of the Board elects not to deliver over the option price for such Shares. If the Board, or the Committee of the Board, elects to satisfy its obligation by electing to make a substitute payment of cash, Shares or a combination of both pursuant to this paragraph (c) of this Section 7, the person exercising the option shall be relieved of paying the option price for the Shares for which a substitute payment is made.

     (d) If required by the Board no Shares will be delivered upon the exercise of an option until the Optionee has given the Company (i) a satisfactory written statement that he or she is acquiring the Shares for investment and not with a view to the sale or distribution of any such Shares, (ii) a satisfactory written opinion of counsel that exercise of the option and delivery of Shares will be in



                                    A-3

                           1991 Stock Ownership Plan


compliance with all requirements of federal and state securities laws, (iii) a written agreement not to sell any Shares received upon the exercise of the option or any other shares of the Company that he or she may then own or thereafter acquire except either (A) through a broker on the New York Stock
Exchange or another national securities exchange or (B) with the prior written approval of the Company and (iv) a written agreement that may then be in effect between the Company and any of its shareholders relating to the transfer of shares.

     (e) If at any time the Board or the Committee of the Board shall determine that (1) the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or (2) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the transfer to the Optionee of Shares hereunder, such transfer may not be consummated in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee of the Board.

8. Continuation of Employment. Neither this Plan nor any option granted hereunder shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary or limit in any respect the right of the Company or any Subsidiary to terminate his or her employment at any time.

9. Administration. The Board or the Committee of the Board may make such rules and regulations and establish such procedures as it deems appropriate for the administration of this Plan. In the event of a disagreement as to the interpretation of this Plan or any amendment thereto or any rule, regulation or procedure thereunder or as to any right or obligation arising from or related to this Plan, the decision of the Board or, except as provided in paragraph (b) of
Section 4, the Committee of the Board shall be final and binding upon all persons in interest including Employees, the Company and its shareholders.

10. Reservation of Shares. The Company shall reserve for issue or sale upon exercise of outstanding options the appropriate number of Shares, and such Shares shall be identified as those optioned under this Plan.

11. Withholding. Whenever the Company determines that it has an obligation to withhold any federal, state or local tax by reason of the grant of an option under this Plan or the delivery of Shares, cash or other property upon exercise of an option granted under this Plan, the Company shall have the right to withhold such tax or, where appropriate, to require the Optionee to remit to the Company an amount sufficient to satisfy such federal, state or local withholding obligation.

12. Duration of the Plan. No option shall be granted under this Plan more than ten years after November 12, 1991.

13. Amendment of the Plan. The Board without further action by the shareholders may amend this Plan from time to time as it deems desirable;
provided that no such amendment shall increase the maximum number of shares for which options may be granted or reduce the minimum option price or modify the class of employees eligible to receive options, or extend the maximum option period or permit the granting of options after November 12, 2001.

14. Termination of the Plan. The Board may, in its discretion, terminate this Plan at any time, but no such termination shall deprive Optionees of their rights under their options.



                                      A-4

                           1991 Stock Ownership Plan


15. Effective Date - Shareholder approval. The Plan shall be effective as of November 12 1991 and options hereunder may be granted on or after that date.
The Plan shall be submitted to the shareholders of the Company for their approval at a meeting to be held in February, 1995.

16. SEC Rule 16b-3. - This Plan is intended to come within the safe harbor provided by SEC Rule 16b-3 (or any successor provision) with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934. Any provision required by such Rule to be set forth in this Plan is incorporated herein by reference, and any inconsistent provision herein (other than Section
13) is superceded.


                                      A-5

                           1991 Stock Ownership Plan


                              ARAMARK CORPORATION

      (LOGO)                      PROXY CARD

                      SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Martin W. Spector and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on February 14, 1995 and at any adjournment, as follows:

1. Election of Directors.   / / FOR all nominees listed below
                                (except as marked to the contrary below)

                           / /  WITHHOLD AUTHORITY to vote
                                for all nominees listed below

     R.J. Callander, A.K. Campbell, R.R. Davenport, D.J. Davidson,
     P.L. Defliese, L.F. Driscoll, Jr., M.S. Fromstein, E.G. Jordan, T.H. Kean,
     R.C. MacDonald, J. Neubauer, J.E. Preston

(To withhold authority to vote FOR, write name(s) on line:

 ________________________________________________________)

2. To consider and act upon a proposal to approve the 1991 Stock Ownership
   Plan, as amended.

                / / FOR       / / ABSTAIN       / /  AGAINST

3. In their discretion upon such other matters as may properly come before this meeting.

               / / GRANT AUTHORITY             / / WITHHOLD AUTHORITY




Any of the above-named proxy agents or their substitutes present and acting at the meeting shall have all the powers conferred hereby.

If no choice is specified and the card is properly signed and returned, the shares represented by the proxy card will be voted FOR the election of directors and the approval of the 1991 Stock Ownership Plan, as amended.

Dated:_________________________         ______________________________________
                                               Signature of Stockholder

IMPORTANT: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If you sign as agent or in another representative capacity, please state the capacity in which you sign.


________________________________________     PLEASE MARK, SIGN, DATE AND RETURN
                                             THE PROXY CARD PROMPTLY USING THE
                                             ENCLOSED ENVELOPE.



                                                      (LOGO) ARAMARK


________________________________________
     PLEASE INDICATE ANY ADDRESS CORRECTIONS OR CHANGES ON THE LABEL ABOVE.

